UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported):  February 24, 2010

LAKE SHORE BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation)	000-51821 (Commission File Number)	20-4729288 (IRS Employer Identification No.)

125 East Fourth Street, Dunkirk, NY 14048
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (716) 366-4070

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported, on February 18, 2010, Lake Shore Bancorp, Inc. (the “Company”) received a letter from Nasdaq indicating that the Company was not in compliance with Nasdaq Listing Rule 5605, which requires that a majority of the board of directors be comprised of independent directors. On February 24, 2010, the Board of Directors elected Tracy S. Bennett to serve as a director of the Company and Mr. Bennett was also appointed to serve on the Audit Committee.  The Company received a letter from Nasdaq on February 26, 2010 stating that the Company has regained compliance with Listing Rule 5605 and that this matter is now closed.

A copy of the press release reporting the notification received from Nasdaq is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     Election of New Director

On February 24, 2010, the Board of Directors elected Tracy S. Bennett to serve as a director and fill the vacancy on the Board.  Mr. Bennett was also appointed to serve on the Audit Committee.

Mr. Bennett is the Vice President for Administration at the State University of New York at Fredonia (SUNY Fredonia), a position he has held since 1997.  He is responsible for the supervision and development of a $90 million campus-wide budget and a $300 million capital budget plan, along with managing numerous employees in the areas of Financial Services, Human Resources, Facilities and Campus Services.  Mr. Bennett is also the President of the SUNY Fredonia Faculty-Student Association and serves on a number of campus committees. Mr. Bennett also owns a tax preparation business in Westfield, New York and is a certified public accountant in New York State.

Mr. Bennett’s compensation for his services as a director will be consistent with that of the other non-employee directors at the Company, as described in the Company’s definitive proxy statement with respect to its 2009 annual meeting of stockholders filed with the Securities and Exchange Commission on April 9, 2009. There are no other arrangements or understandings between Mr. Bennett and any other person pursuant to which he was elected as a director, and Mr. Bennett is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release reporting Mr. Bennett’s appointment is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

(e)     Short Term Incentive Plan Awards

On February 24, 2010, the Company’s Board of Directors approved the Compensation Committee’s recommendation to set the bonus awards under the Company’s Short Term Incentive Plan for the year ended December 31, 2009.  Pursuant to the terms of the Short Term Incentive Plan, bonus awards are based on achieving certain target ratios.  For 2009, the target ratios and the related weight ranking used to calculate the bonus for each goal were as follows: return on average assets (15%), return on assets in comparison to peers (15%), residential lending goals (15%), commercial lending goals (5%), efficiency ratio (10%), corporate goals (20%), and individual goals (20%).  As the target ratios were exceeded in 2009, a bonus award of $59,865.98 (22.51% of base salary) was approved for David C. Mancuso, the Company’s President and Chief Executive Officer, and bonus award of $26,657.81 (20.51% of base salary) was approved for Rachel A. Foley, the Company’s Chief Financial Officer.

Item 7.01     Regulation FD Disclosure.

On February 24, 2010, the Company’s Board of Directors adopted a new stock repurchase program. The stock repurchase program authorizes the Company to repurchase up to an aggregate of 122,642 shares of its outstanding common stock.  Any purchases under the program will be made via open market transactions, negotiated block transactions or otherwise, including pursuant to a repurchase plan administered in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, at the discretion of management. The amount of common stock subject to the repurchase program represents 5% of the Company’s outstanding common stock that is not owned by Lake Shore, MHC, as of February 24, 2010. The size and timing of any purchases will depend on price, market and business conditions and other factors.  This repurchase program supersedes all of the prior Company stock repurchase programs.

A copy of the press release announcing the adoption of the stock repurchase program is attached as Exhibit 99.1 to this report

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, INC.

By:	/s/ Rachel A. Foley
Name:	Rachel A. Foley
Title:	Chief Financial Officer

Date: March 1, 2010